Exhibit 99.1

RESOLUTE ENERGY CORPORATION PROVIDES PRODUCTION AND COST

GUIDANCE; ANNOUNCES 2013 CAPITAL BUDGET; REPORTS 2012 RESERVES AND PRODUCTION

— Raises Production Guidance by more than 30 percent over 2012 —

— Year-End Proved Reserves up 22 percent; 79 percent Oil —

— Fourth Quarter and Full Year 2012 Earnings Results Conference Call Scheduled for March 7, 2013 —

Denver, Colorado – February 25, 2013 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced its 2013 capital budget and issued guidance for production and costs in 2013. Resolute also provided detail on its year-end 2012 reserves and production.

Nicholas J. Sutton, Chairman of the Board and Chief Executive Officer, commented: “Following our successful 2012, Resolute is focused in 2013 on building value in our core operating areas in Aneth Field in southeast Utah and within our expanded asset base in the Permian Basin. We expect to increase total net production by more than 30 percent over 2012 with a level of capital spending that will be more than 90 percent funded by internal sources. Approximately 80 percent of our expected 2013 production increase is attributable to our year-end 2012 acquisitions, with the remaining increase coming from our ongoing organic growth activities.”

“In Aneth Field we are realizing the benefits of previous investments in our tertiary recovery projects, and we expect gross Aneth Field production to grow more than 10 percent and to generate significant free cash flow. Our two acquisitions at year-end 2012, located in the Permian Basin, complement our existing operations, increase our footprint and provide visible growth potential from this multi-play oil-prone region. Our expansion and continued growth in the Permian Basin provides greater portfolio diversity going forward.”

“While we expect a significant increase in 2013 production, we also anticipate an improvement in cash operating margin per barrel of production. We expect this margin improvement to result from both increased operating leverage in Aneth Field, as higher production volumes are spread over what we expect to be a relatively flat operating cost base in 2013, and as we realize a higher percentage of our company-wide production from lower cost areas in the Permian Basin and in the Bakken play in North Dakota. Greater profitability will allow the Company to continue to develop its organic growth potential while managing the higher degree of leverage resulting from the 2012 acquisitions,” concluded Mr. Sutton.

Aneth Field: In 2013 we expect Aneth Field to account for approximately 50 percent of our capital spending. Our activities there will focus on increasing the rate of CO2 injection in the Aneth Unit, where we have substantially completed the infrastructure investment. Total CO2 injection volumes, including purchased and recycled CO2, are expected to average 105 million cubic feet per day (“MMcfd”), up 55 percent from average 2012 volumes. This increased level of CO2 injection is intended to maximize our return on capital previously invested in Aneth Unit infrastructure. Aneth Unit CO2 has been our primary focus area and we are pleased that production has responded accordingly, rising almost 70 percent, since we first acquired the unit.

In addition to expanded CO2 injection, we will be focused in 2013 on infill drilling, recompletions and injection enhancement projects throughout the field, all of which are expected to provide additional near term production response as we continue to plan for expansion of the ongoing CO2 flood. These projects will include continued reactivation of the waterflood in the Desert Creek IIC (“DC IIC”) formation in the McElmo Creek Unit, where we will add 10 injectors and 10 producing wells into this prolific zone. The waterflood will contribute immediately to production, and the capital spent on reinitiating the waterflood pre-loads the capital and timing of the planned CO2 flood of the DC IIC and provides strong economic returns. Currently our 21 wells producing from the DC IIC average 61 barrels of oil per day.

Permian Basin: In 2013 we expect the Permian Basin to account for approximately 35 percent of our capital spending. There, we will focus on advancing attractive projects associated with the assets acquired in 2012. These drilling opportunities are predominantly in the prolific Midland Basin Wolfberry play. On our new Midland and Ector county properties we plan to participate in the drilling of 34 gross (11 net) wells. We expect the operator of this property to begin drilling with one rig in late February and have two rigs drilling by early April. In the recently-acquired Howard County assets we anticipate participating in 10 gross (5 net) Wolfberry wells. In both areas the current plans call for drilling vertical wells, although we will be evaluating the potential to increase recoveries and returns with horizontal wells, and may change our plans to include horizontal wells if we find that to be an attractive alternative.

In our legacy Delaware Basin properties in Reeves County we will be focused on completing vertical wells drilled in 2012 and also on reducing operating costs and improving artificial lift techniques to improve well productivity. We do not anticipate drilling additional vertical wells in 2013, and instead will focus intently on the emerging horizontal Wolfcamp play where numerous operators have completed successful wells close to our 24,000 gross acres. Although we do not currently have any horizontal wells planned in 2013, as noted above this may change as more information becomes available from nearby completions. We do not face any significant lease pressure in this play before 2014.

In addition to the drilling activity discussed above, we continue to look for opportunities to expand our position in the Permian Basin. In December 2012, in conjunction with the acquisition of a non-operating 32.35 percent working interest in properties located in Midland and Ector counties, we also acquired an option to acquire substantially all of the remaining working interest in these assets and take over operations. We expect to announce our intentions with respect to this option in early March. The information included in this release does not include any of the production or costs that would result from the exercise of the option.

Northern Rockies: In 2013 we expect our Northern Rockies area, which includes our Bakken and Powder River assets, to account for approximately 12 percent of our capital spending. This level of spending is significantly reduced from expenditure levels in the last two years. In the Bakken our base plan envisions participating in the drilling of three gross (0.8 net) wells. This level of activity may increase as the operator of our New Home project in Williams County adjusts drilling plans. Within our Paris area in McKenzie County, permitting delays have caused us to revise our anticipated drilling schedule. As a result, we currently do not have any new wells planned in this area in 2013.

In the Powder River Basin, in light of continued low gas prices, we have allocated minimal capital to the Hilight Field area. Our activity in this area will instead focus on the geologic and engineering work necessary to evaluate and potentially test the numerous tight oil plays emerging throughout the basin. This technical work will encompass our leasehold within the Big Horn Basin as well.

2013 Capital Budget and Guidance

The following guidance is subject in its entirety to all the cautionary statements and qualifications described below and under the caption “Forward-Looking Statements.” Please note that none of the following guidance anticipates the results of the potential exercise of our option to acquire additional properties in the Permian Basin.

Capital Expenditures

During 2013, Resolute expects to invest between $145 and $165 million for its base development activities. The Company intends to fund more than 90 percent of the 2013 capital program from internally generated cash flow from operations and from the receipt of $47 million in proceeds from the sale of certain Aneth Field properties early in 2013.

Resolute will evaluate its capital expenditures in relation to its cash flow and may adjust its activity and capital spending levels based on changes in commodity prices, costs, production results and other considerations. If Resolute elects to exercise its option to purchase Permian Basin properties as discussed above, the Company will revisit and reallocate capital to take best advantage of that opportunity and will subsequently update our plans and guidance as appropriate in light of such an exercise.

Production

The Company estimates that full-year production for 2013 will be 4.3 to 4.7 million Boe (“MMBoe”). The midpoint of 2013 production guidance represents a 32 percent increase from full-year 2012 production of 3.4 MMBoe. On a revenue-weighted basis, approximately 95 percent of Resolute’s production is expected to come from sales of oil and natural gas liquids (“NGL”), while on a volume weighted basis approximately 83 percent is expected to be attributed to oil and NGL.

Lease Operating Expense

Resolute projects annual cash lease operating expenses (“LOE”) for 2013 to be between $95 million and $105 million. Higher production contributions from lower-cost operations in the Permian Basin as well as greater operating leverage in Aneth Field contribute to an LOE forecast that is lower on a per-unit basis than that experienced during 2012. Production taxes are expected to be 12.5 percent to 13.0 percent of 2013 production revenue. This is lower than in prior years, reflecting an increase in production from lower-cost operating areas.

General & Administrative Expense

Resolute anticipates that annual general and administrative expense for 2013 will be between $22 million and $24 million, excluding non-cash stock-based compensation expense. The increase in general and administrative expense relative to 2012 is substantially the result of increased staffing necessary to support our expanded operations in the Permian Basin as well as the full-year effect of the personnel added during 2012.

Depletion, Depreciation and Amortization

Resolute anticipates that its depletion, depreciation and amortization rate for 2013 will be approximately $24.00 to $26.00 per Boe of production.

The following table summarizes Resolute’s current financial and operational estimates for the full year 2013.

Range
Projected 2013 total production (MBoe)	4,275 – 4,725
Boe per day	11,700 – 13,000
On a revenue-basis:
Oil	91%
Oil and NGL	95%
On a volume-weighted basis:
Oil	78%
Oil and NGL	83%
Projected 2013 costs
Lease operating expense ($ million)	$95 – $105
General and administrative ($ million)	$22 – $24
Production and related taxes (% of production revenue)	12.5% – 13.0%
Depletion, depreciation and amortization ($ per Boe)	$24.00 – $26.00
Projected 2013 capital expenditures ($ million)	$145 – $165
Aneth (excluding CO2)	$50 – $58
Aneth CO2	$20 – $22
Permian Basin	$50 – $55
Northern Rockies	$15 – $20
Other	$10

Hedging Activities

Resolute has derivatives in place for 2013 covering aggregate average daily oil volumes of 7,775 barrels of oil per day (“Bopd”). Of that volume, 64 percent (5,000 Bopd) is covered by swaps with an effective average strike price of $80.62, 26 percent (2,000 Bopd) is covered by put spreads with average purchased and sold strike prices of $85.00 and $70.00, respectively, with the remaining volumes (775 Bopd) covered by collars with an average floor of $80.00 and an average cap of $105.00 per Bbl. A NYMEX weighted average price of $90.00 per Bbl would yield a weighted average price to the Company of $85.25 per Bbl. The Company also has in place swaps covering daily gas volumes of 1,900 million British thermal units (“MMBtu”) per day at NYMEX weighted average prices of $7.40 per MMBtu.

Year-End 2012 Proved Reserves

At December 31, 2012, Resolute’s estimated proved reserves totaled 78.8 MMBoe, compared to year-end 2011 proved reserves of 64.8 MMBoe. Approximately 79 percent of the Company’s 2012 year-end proved reserves were classified as oil and 90 percent were liquids. Undeveloped reserves represent 41 percent of total proved reserves.

In 2012, the Company added approximately 20.1 MMBoe of proved reserves from operational activities and reserve acquisitions. This was offset by production of 3.4 MMBoe and 2.7 MMBoe related to sales of certain working interests in Aneth Field for a net reserve gain of 14.0 MMBoe.

The pre-tax present value of the Company’s estimated future net revenues from proved reserves, a non-GAAP financial measure, was estimated to be $1.13 billion as of December 31, 2012, using Securities and Exchange Commission pricing guidelines for year-end 2011 discounted at 10 percent (“PV10”). The year-end pricing used in calculating the present value averaged $94.71 per barrel of oil and $2.76 per thousand cubic feet of natural gas (as adjusted for differentials and natural gas liquids content, and excluding the impact of existing hedges).

Raymond James Conference

Resolute will present at the Raymond James 33rd Annual Institutional Investors Conference at the JW Marriott Grande Lakes in Orlando, Florida, on Tuesday, March 5, 2012, at 7:30 am ET and the presentation will be webcast live. The webcast will be available on the company’s website at www.resoluteenergy.com under Investor Relations and will be available for seven days following the live webcast. The Company will be represented by HB Juengling, Resolute’s Vice President – Investor Relations.

Q4 and Full Year 2012 Earnings Announcement

Resolute will host an investor call on March 7, 2013, at 4:30 PM ET. To participate in the call please dial (877) 317-6789 from the United States, (866) 605-3852 from Canada or (412) 317-6789 from outside the U.S. and Canada. The conference call I.D. number is 10025810. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through March 12, 2012, by dialing (877) 344-7529 from the U.S., or (412) 317-0088 from outside the U.S. The conference call I.D. number is 10025810.

This call will also be available as a live webcast which can be accessed at Resolute’s investor relations website at http://www.ResoluteEnergy.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2013 and beyond; future production and reserve growth; the progress of Greater Aneth Field CO2 flood projects, including CO2 injection volumes and response times, and additional CO2 flood potential; anticipated waterflood response; anticipated capital expenditures; our plans and expectations regarding the potential exercise of an option to acquire additional working interests in the Permian Basin; our operating, development and exploration plans; liquidity and availability of capital; our expectations regarding reduction of leverage; our expectations regarding our development activities including drilling, recompleting and refracing wells and the anticipated timing and costs of such activities; testing and prospectivity of our Bakken, Permian, and Wyoming properties; our anticipated DD&A rates; and production from our Aneth Field properties, the Wyoming properties, on our Bakken acreage and from our Permian properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston Basin of North Dakota or the Permian Basin of Texas or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend, the Mowry shale and Turner, Frontier, Phosphoria and Niobrara formations in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s gas gathering and facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended March 31, 2012 and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico, the Bakken trend of North Dakota and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn Basin of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com